UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2010

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE

On April 26, 2010, Apollo Gold Corporation (“Apollo”) issued a press release announcing, among other things, that it unwound its Canadian dollar currency hedges and intends to effect a name change and share consolidation.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in Item 7.01 in this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

ITEM 8.01. OTHER EVENTS

On April 23, 2010, Apollo unwound its Canadian dollar currency hedges that were originally entered into in connection with Apollo’s US$70 million Black Fox Project Facility Agreement (the “Facility Agreement”), dated February 23, 2009, with Macquarie Bank Limited and RMB Australia Holdings Limited.  As a result of this action, Apollo received gross proceeds of approximately US$8.2 million, which were used to reduce the debt outstanding under the Facility Agreement.

As a part of the previously announced proposed business combination (the “Merger”) of Apollo and Linear Gold Corp., Apollo intends to effect a name change and a share consolidation currently anticipated to be on the basis of one post-consolidation common share for every four common shares outstanding immediately prior to the share consolidation.  Such consolidation and name change will be submitted to the Apollo shareholders for approval at the shareholder meeting to approve matters relating to the Merger and would only be effective upon such approval and the closing of the Merger.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1        Press release of Apollo Gold Corporation issued April 26, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 26, 2010

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development